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                                                                      Exhibit 12


                          HONEYWELL INTERNATIONAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     Nine Months Ended September 30, 2003
                             (Dollars in millions)


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
Determination of Earnings:
Income before taxes .....................................................     $1,273
Add (Deduct):
   Amortization of capitalized interest .................................         18
   Fixed charges ........................................................        321
   Equity income, net of distributions ..................................        (11)
                                                                              ------
      Total earnings, as defined ........................................     $1,601
                                                                              ======

Fixed Charges:
Rents(a) ................................................................     $   68
Interest and other financial charges ....................................        253
                                                                              ------
                                                                                 321
Capitalized interest ....................................................         11
                                                                              ------
      Total fixed charges ...............................................     $  332
                                                                              ======
Ratio of earnings to fixed charges ......................................       4.82
                                                                              ======
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(a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.